                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC  20549

                               _________________

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                 ABC BANCORP
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


                    Georgia                                           58-1456434
-----------------------------------------------------   ----------------------------------------
    (State of Incorporation or Organization)            (I.R.S. Employer Identification No.)

    310 First Street, S.E., Moultrie, Georgia                          31768
-----------------------------------------------------   ----------------------------------------
      (Address of principal executive offices)                       (Zip Code)

         If this Form relates to the registration       If this Form relates to the registration
         of a class of debt securities and is           of a class of debt securities and is to
         effective upon filing pursuant to General      become effective simultaneously with
         Instruction A(c)(1) please check the           the effectiveness of a concurrent regis-
         following box.                                 tration statement under the Securities
                              [_________]               Act of 1933 pursuant to General
                                                        Instruction A(c)(2) please check the
                                                        following box.
                                                                               [_________]

Securities to be registered pursuant to Section 12(b) of the Act:

     TITLE OF EACH CLASS                                NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED                                EACH CLASS IS TO BE REGISTERED
     -------------------                                -----------------------------------

Preferred Share Purchase Rights                         NASDAQ National Market System

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

_____________________________________________________________________________
                                (Title of Class)

_____________________________________________________________________________
                                (Title of Class)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
          -------------------------------------------------------


     On February 17, 1998, the Board of Directors of ABC Bancorp (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on March 6, 1998 (the "Record Date") to the shareholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value per share (the "Preferred Shares"), of the Company at a price of $81.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and SunTrust Bank, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 6, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

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     The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary anti-dilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of the Preferred Shares, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Com pany, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons and (ii) except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including the right to vote or to receive dividends.

     As of February 15, 1998 there were 7,524,718 shares of Common Stock outstanding and a total of 15,000,000 shares of Common Stock authorized. Each outstanding share of Common Stock on March 6, 1998 (other than shares held in the Company's treasury) will receive the Right. As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock and each share of Common Stock issued from the Company's treasury so that all such shares will have attached Rights. There have been reserved for issuance the number of shares of Series A Junior Participating Preferred Stock of the Company issuable upon exercise of the Rights.

     A conformed copy of the Rights Agreement between the Company and the Rights Agent specifying the terms of the Rights, which includes as Exhibit B the form of Right Certificate, is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such exhibits.


ITEM 2.        EXHIBITS.
               --------

Exhibit 1 Form of Rights Agreement dated as of February 17, 1998 between ABC Bancorp, and SunTrust Bank, including Articles of Amendment to the Articles of Incorporation of ABC Bancorp (Exhibit A), Form of Right Certificate (Exhibit B) and Summary of Rights to Purchase Preferred Shares (Exhibit C) (incorporated by reference to Exhibit 2.1 to ABC Bancorp's Current Report on Form 8-K, filed with the Commission on February 24, 1998)

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

                                   SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  February ___, 1998      ABC BANCORP



                                By:____________________________________
                                    W. Edwin Lane, Jr.
                                    Executive Vice President and
                                    Chief Financial Officer

                                 EXHIBIT INDEX

                                                                    Sequential
 Exhibit No.                 Exhibit Description                     Page No.
------------                 -------------------                    ----------
      1          Form of Rights Agreement dated as of
                 February 17, 1998 between ABC Bancorp
                 and SunTrust Bank, including Articles of
                 Amendment to the Articles of Incorporation
                 of ABC Bancorp (Exhibit A), Form of
                 Right Certificate (Exhibit B) and Summary
                 of Rights to Purchase Preferred Shares
                 (Exhibit C) (incorporated by reference to
                 Exhibit 2.1 to ABC Bancorp's Current Report
                 on Form 8-K, filed with the Commission on
                 February 24, 1998)

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